UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 26, 2009

Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
435 Devon Park Drive, Building 800, Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	610-293-0600

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.     Other Events

On May 14, 2009, Clarient, Inc. (“Clarient”), then a majority-owned subsidiary of Safeguard Scientifics, Inc. (the “Company”), completed the second closing under that certain Stock Purchase Agreement between Clarient and Oak Investment Partners XII, Limited Partnership.   Upon the second closing, the Company’s ownership of Clarient’s issued and outstanding voting securities, on an as-converted basis, decreased from 50.2% to 47.3%.  As a result of such sale of securities by Clarient, the Company deconsolidated its holdings in Clarient as of that date since it no longer holds a controlling financial interest in Clarient.  There is no cash flow impact as a result of such deconsolidation.

In the quarter ending June 30, 2009, the Company expects to recognize an unrealized gain in income from continuing operations as a result of the deconsolidation in the amount of approximately $120 million, resulting in a corresponding increase in the Company’s shareholders’ equity.  The entire amount of the gain relates to the remeasurement to fair value of the Company’s retained interest in Clarient as of May 14, 2009.  The Company has elected to apply the fair-value option to account for its retained interest in Clarient; therefore, unrealized gains and losses on the mark-to-market of its holdings in Clarient will be recognized in income from continuing operations in subsequent periods.

ITEM 9.01.     Financial Statements and Exhibits

(d)       Exhibits

            99.1      Press Release dated May 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated:	May 26, 2009	By:	BRIAN J. SISKO
Brian J. Sisko
Senior Vice President and General Counsel